Exhibit 10.15

Jesup & Lamont
SECURITIES CORPORATION
650 FIFTH AVENUE
NEW YORK, NY 10019

TELEPHONE: (212) 307-2660
FAX: (212) 757-7478

November 10th, 2004

Mr. Colorado Stark
Chairman
Enigma Software Group
17 State Street
New York, NY 10004

Dear Mr. Stark:

The purpose of this letter of agreement (the “Agreement”) is to confirm the engagement of Jesup & Lamont Securities Corporation (“Jesup & Lamont”} as exclusive financial advisor to Enigma Software Group, together with its affiliates, subsidiaries (the “Company”), in connection with a prospective Company reorganization, or recapitalization whether by way of merger, restructuring, tender or exchange offer, or otherwise (the “Transaction”). This letter supercedes all prior engagement agreements between the Company and Jesup & Lamont.

1.	In connection with its engagement hereunder, Jesup & Lamont will perform the following services as necessary:

(a)	Review the assets and business of, as well as the prospects for, the Company;

(b)	Advise the Company as to the timing and structure of a Transaction;

(c)	Evaluate and recommend strategic alternatives with respect to a Transaction;

(d)	Research, identify and analyze possible public company candidates for the Company to merge with;

(e)	Assist with securities attorney, auditor and other third parry advisors on matters relating to going public and regulatory requirements; and

(f)	Provide such other financial advisory and investment banking services as are customary for similar transactions and as may be mutually agreed upon by the Company and Jesup & Lamont.

2.	The Company shall provide full cooperation to Jesup & Lamont as may be reasonably necessary for the efficient performance by Jesup & Lamont of its services hereunder.

3.	As compensation for the services rendered, the Company hereby agrees to pay Jesup & Lamont the following fees (the “Success Fee”):

(a)
For services rendered regarding the analysis, identification and facilitation of a public listing, an advisory fee of $500,000 payable in cash upon the execution of a share exchange agreement by the Company with a public company. In the event that a closing does not occur with regard to such share exchange agreement within 5 business days of paying the advisory fee, Jesup & Lamont shall immediately return the fee to the Company.

(b)	A success fee payable upon the closing of a Transaction of: (i) $15,000 payable in cash.

(c)
Contingent upon successful completion of an equity financing transaction of no less than $2,000,000 (two million dollars), Jesup & Lamont shall be granted warrants to purchase an additional 600,000 shares of the Company on a Post Split basis. These warrants shall have a strike price equal to the price paid by the investor(s) in the financing round, and extend for a period of 5 years.

4.
In addition to any fees that may be payable to Jesup & Lamont hereunder, the Company shall reimburse Jesup & Lamont for its out-of-pocket expenses reasonably incurred in connection with its engagement hereunder, including the reasonable fees and expenses of its legal counsel. If any such expenses are to exceed $2,000 individually or in the aggregate, then Jesup & Lamont must obtain the prior approval of the Company.

5.
The term of this agreement is for 12 months unless: (a) it is extended by agreement of the parties hereto; or (b) it is terminated sooner by either party hereto upon 30 days prior written notice to the other party.

Notwithstanding anything herein to the contrary, the obligation to pay the Fees set forth in paragraph 3 and the Expenses as set forth in paragraph 4 above, as well as the provisions of paragraphs 7 and 8, shall survive any termination or expiration of this Agreement, except that the Success Fee shall be payable only if the Company closes on a Transaction within 6 months after the termination of this Agreement.

To the extent that, at any time during the term of this Agreement or the 18 month period following termination, the Company determines to raise debt, equity or equity-linked securities via a public offering or private placement, pursue a merger, acquisition or divestiture, or otherwise, or require other investment banking services, then Jesup & Lamont shall have the first right of refusal, but not the obligation, to act as the Company's exclusive placement agent, lead manager, financial advisor or dealer-manager, as appropriate, in each case pursuant to a separate engagement letter which shall provide for, among other things, mutually acceptable terms, conditions, indemnification and compensation for such services.

6.
If the Transaction is consummated, Jesup & Lamont may, at its expense, place an announcement in such newspapers and periodicals as Jesup & Lamont may desire, subject to the prior approval of the content of such announcement by the Company.

7.
Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of Jesup & Lamont is advisory, the Company agrees to indemnify and hold harmless Jesup & Lamont, its affiliates and their respective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) or Section 20(a) of the Securities Exchange Act of 1934, as amended (an “Indemnified Party” or collectively, the “Indemnified Parties”), from and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact in any offering document provided by the Company relating to any capital raising assignment performed by Jesup & Lamont on behalf of the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any transaction contemplated by the engagement of Jesup & Lamont hereunder (items (i) and (ii) being hereinafter referred to as a “Matter” or “Matters”), and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (in connection with which the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Jesup & Lamont settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Jesup & Lamont or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Jesup & Lamont and each other Indemnified Party hereunder from all liability arising out of such proceeding.

In order to provide for just and equitable contribution in any case in which an Indemnified Party is entitled to indemnification pursuant to this Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, the Company shall contribute to the aggregate losses, Claims, damages and/or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and Jesup & Lamont on the other, from the Transaction. Notwithstanding the foregoing, Jesup & Lamont shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by Jesup & Lamont under this Agreement.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Jesup & Lamont's engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (in connection with which the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company set forth herein shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Agreement with Jesup & Lamont and (iv) whether or not Jesup & Lamont shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

8.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Jesup & Lamont agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the NASD pursuant to its arbitration rules.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there are no agreements or understandings with respect hereto which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged. If the foregoing correctly sets forth our understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Agreement.

Very truly yours,

JESUP & LAMONT SECURITIES CORPORATION

By: /s/ Stephen J. Degroat
Name: Stephen J. Degroat

Accepted and agreed to as of
the date set forth above:

ENIGMA SOFTWARE GROUP

By: /s/ Colorado Stark
Name: Colorado Stark